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                                  PRESS RELEASE


                              For Immediate Release
                       Contact: Jon W. Letzkus, President
                                 (740) 635-0764


Bridgeport, Ohio - Ohio State Financial Services, Inc. ("OSFS") announced today that its Board of Directors has approved the distribution of $2.00 per share to shareholders of OSFS of record at the close of business on December 21, 1998. The distribution will be payable on December 28, 1998.

Jon W. Letzkus, President of OSFS, commented," The Board of Directors has analyzed the Company's capital position and has determined that this unique opportunity to use some of the excess capital raised in connection with the conversion stock offering will benefit our shareholders."

The Board expects that a significant portion of the distribution will be a non-taxable return of capital; however, the exact amount of the distribution that could be considered non-taxable cannot be determined until after December 31, 1998. OSFS has elected to proceed without a private letter ruling from the IRS as to the tax consequences of the proposed distribution.

OSFS is the holding company of Bridgeport Savings and Loan Association, Bridgeport, Ohio, and was formed in connection with the conversion of Bridgeport from mutual to stock form which was completed on September 26, 1997.

Information regarding the common shares of OSFS is reported on the OTC Bulletin Board under the symbol "OSFS."